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[LETTERHEAD OF CYPRUS AMAX APPEARS HERE]                          NEWS
                                                         For immediate release
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CYPRUS AMAX MINERALS CLOSES SALE OF OIL AND GAS UNIT

Denver (March 31, 1994) -- Cyprus Amax Minerals Company (NYSE: CYM) today announced the closing of the sale of its wholly-owned subsidiary, Amax Oil & Gas Inc., to Union Pacific Resources Company for approximately $819 million in cash. Union Pacific Resources is a subsidiary of Union Pacific Corporation. Included in the sale are producing petroleum properties, largely natural gas, and processing facilities. Most are in the southwestern United States. Agreements for the sale were announced March 1.

Milton H. Ward, Chairman, President, and Chief Executive Officer, said, "The proceeds from this sale will be used to fund approximately $175 million of scheduled debt repayments, to retire early an additional $35 million of debt, and to help provide the needed capital to continue our cost improvement and expansion programs in coal, copper, and gold."

Cyprus Amax Minerals Company, headquartered in Englewood, Colorado, is a leading U.S. coal and copper producer with significant positions in lithium, molybdenum, gold, and iron ore. Cyprus Amax explores for base and precious metals worldwide.

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